EXECUTION COPY

Exhibit 10.4

VINCE, LLC

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of October 22, 2015, by and between Vince, LLC, a Delaware limited liability company (the “Company”) and a wholly owned subsidiary of Vince Holding Corp., a Delaware corporation (the “Parent”), and Brendan L. Hoffman (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.POSITION AND DUTIES.

(a)GENERAL.  During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and the Parent.  In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive from time to time that are not inconsistent with the Executive’s position with the Company and the Parent.  The Executive’s principal place of employment with the Company shall be in New York, New York, provided that the Executive understands and agrees that the Executive’s position requires frequent travel for business purposes, including to the Company’s offices in Los Angeles, California.  The Executive shall report directly to the Board of Directors of the Parent (the “Board”).

(b)OTHER ACTIVITIES.  During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) continuing to serve on the Board of Directors of Pier 1 Imports and the Advisory Board of The Jay H. Baker Retailing Initiative at the Wharton School; (ii) with prior written notice to the Board, serving on the boards of directors (and board committees) of non-profit organizations, and, with the prior written approval of the Board, other for profit companies, (iii) participating in charitable, civic, educational, professional, community or industry affairs, (iv) managing the Executive’s passive personal investments, in each case so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict.  Executive acknowledges that he is subject to, and agrees to comply with, among other policies

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adopted by Parent or the Company from time to time which may be applicable to Executive, (x) any policy regarding a “clawback” of compensation in certain circumstances, including the clawback provided for in the Vince Holding Corp. 2013 Omnibus Incentive Plan (the “2013 Incentive Plan”), (y) Parent’s stock ownership policy applicable to senior executives, and (z) Parent’s policy regarding trading in Parent securities.

(c)BOARD SEAT.  The Board shall take such action as may be necessary to appoint or elect the Executive as a member of the Board, effective as of the Effective Date.  Thereafter, during the Employment Term, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

2.EMPLOYMENT TERM.

(a)The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term commencing on October 22, 2015 (the “Effective Date”) and ending on October 22, 2016 (the “Initial Term”).  Following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods (each, a “Renewal Term”); provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term.  Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to the provisions of Section 7 hereof.  The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

(b)It is acknowledged and agreed that if this Agreement is not renewed by the Company pursuant to Section 2(a) above, and not as a result of Executive’s Death, Disability, or Cause pursuant to Section 6(a), 6(b), or 6(c) below, such non-renewal by the Company will be deemed a termination Without Cause pursuant to Section 6(d) below.  In the event that Executive’s employment with the Company ceases at the end of any term because Executive (and not the Company) has given a non-renewal notice set forth in Section 2(a) above, and not as a result of the occurrence of Good Reason pursuant to Section 6(e) below, then such termination of employment shall be treated as a voluntary termination by Executive Without Good Reason pursuant to Section 6(f) below.

3.BASE SALARY.  During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of $900,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be increased from time to time by and at the discretion of the Board, but may not be decreased.  The base salary as determined herein shall constitute “Base Salary” for purposes of this Agreement.

4.ANNUAL BONUS AND LONG TERM INCENTIVES.

(a)ANNUAL BONUS.   During the Employment Term, the Executive shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as

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may be in effect from time to time (the “Annual Bonus”), provided that such Annual Bonus shall be subject to certain conditions, including achievement of performance metrics as established by the Compensation Committee of the Parent’s Board of Directors (the “Compensation Committee”), with threshold Annual Bonus opportunity to be fifty percent (50%) of Executive’s Base Salary, target Annual Bonus opportunity at one hundred percent (100%) of Base Salary (the “Target Bonus”) and the maximum Annual Bonus opportunity set at two hundred percent (200%) of Base Salary.  Any Annual Bonus payable hereunder shall be paid at the same time annual bonuses are paid to other senior executives of the Company, but in no event later than the first April 30th following the end of applicable fiscal year to which the bonus relates, subject to the Executive’s continued employment with the Company through the date of payment (except as otherwise provided in Section 7 hereof).

(b)INITIAL EQUITY GRANTS.  Executive shall, subject to the approval of the Compensation Committee, be granted an initial equity grant of options to acquire 500,000 shares of the Parent’s common stock, to be granted on the Effective Date, in the form Nonqualified Stock Option Grant Agreement attached hereto as Exhibit A, and shall otherwise be subject to the terms of the 2013 Incentive Plan.

(c)ANNUAL EQUITY GRANTS.  Executive shall be entitled to additional equity grants at the discretion of the Compensation Committee, with his first eligibility to be on the first anniversary of the Effective Date.  Following the first anniversary of the Effective Date, Executive shall be eligible for equity grants at the same time as other executive officers of the Company, subject at all times to the discretion of the Compensation Committee.

(d)LONG TERM CASH INCENTIVE. For the Company’s fiscal year ending on or around January 31, 2017 (“FY 2016”), the Executive shall be eligible for a cash bonus pursuant to the 2013 Incentive Plan in the amount of $500,000 (the “Performance Bonus”).  The Performance Bonus shall become earned and payable only if (i) the Executive remains continuously employed with the Company through the last day of such fiscal year, and (ii) the average daily closing sales price of a share of the Parent’s common stock, as reported by the New York Stock Exchange, for the last six months of FY 2016 is equal to or greater than $10.  For each of the Company’s fiscal years ending on or around January 31, 2018 (“FY 2017”), on around January 31, 2019 (“FY 2018”), and on or around January 31, 2020 (“FY 2019”), the Executive shall be eligible for an additional cash bonus pursuant to the 2013 Incentive Plan in the amount of $500,000 with respect to each such fiscal year (the “Additional Performance Bonus”).  The Additional Performance Bonus with respect to each such fiscal year shall become earned and payable only if (i) the Executive remains continuously employed with the Company through the last day of such fiscal year, and (ii) the average daily closing sales price of a share of the Parent’s common stock, as reported by the New York Stock Exchange, for the entire applicable fiscal year is equal to or greater than the amounts provided in the table below.

Fiscal 2017:  $15

Fiscal 2018: $20

Fiscal 2019:$25

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Any Performance Bonus or Additional Performance Bonus that may become earned and payable pursuant to this Section 4(d) shall be paid at the same time that any Annual Bonus would normally be paid by the Company, but in no event later than the first April 30th following the end of applicable fiscal year to which the bonus relates.  No payment under this Section 4(d) shall be payable unless the conditions described herein are satisfied.  If there shall occur any change with respect to the Parent’s common stock by reason of any recapitalization, reclassification, unit split, reverse unit split or any merger, reorganization, consolidation, combination, spin off or other similar corporate change affecting the outstanding securities of the Parent, the Compensation Committee may, in the manner and to the extent that it deems appropriate and equitable in its discretion, cause a corresponding adjustment to be made in the performance targets provided above, and any other terms and conditions hereunder that are affected by such event, in order to prevent dilution or enlargement of Executive’s rights to such bonuses.

5.EMPLOYEE BENEFITS.

(a)BENEFIT PLANS.  During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder.  The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)VACATION TIME.  During the Employment Term, the Executive shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c)BUSINESS AND TRAVEL EXPENSES.  Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder.

(d)INDEMNIFICATION; D&O INSURANCE.  Both during and after the Employment Term, regardless of the reason for termination, the Company hereby agrees to indemnify the Executive and hold the Executive harmless to the maximum extent permitted by the Company’s organizational documents against and in respect of any and all actions, suits, proceedings, investigations, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company and Parent hereunder. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other active officers and directors.  The foregoing obligations shall survive the termination of the Executive’s employment with the Company.

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6.TERMINATION.  The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)DISABILITY.  Upon ten (10) days’ prior written notice by the Company to the Executive of a termination due to Disability.  For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred, sixty-five (365)-day period as determined by the Board in its reasonable discretion.  The Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).

(b)DEATH.  Automatically upon the date of death of the Executive.

(c)CAUSE.  Immediately upon written notice by the Company to the Executive of a termination for Cause.  “Cause” shall mean:

(i)the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties to the Company;

(ii)the Executive’s willful failure to substantially perform the executive’s duties to the Company or to follow the lawful directives of the Board (other than as a result of death or physical or mental incapacity);

(iii)the Executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv)the Executive’s performance of any material act of theft, embezzlement, fraud, dishonesty or misappropriation of the Company’s property;

(v)the Executive’s material breach of this Agreement or any other agreement with the Company or Parent, or a material violation of the Company’s or Parent’s code of conduct or other written policy.

For purposes of this Section 6(c), an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company.

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board (other than the Executive, as applicable), provided that no such determination may be made until the Executive has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the reasonable satisfaction of the Board.  Notwithstanding anything to the contrary contained herein, the Executive’s right to cure shall not apply if there are habitual breaches by the Executive.

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(d)WITHOUT CAUSE.  Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e)GOOD REASON.  Upon written notice by the Executive to the Company of a termination for Good Reason.  “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company:

(i)material diminution in the Executive’s duties, authorities or responsibilities as in effect on the Effective Date (other than temporarily while physically or mentally incapacitated or as required by applicable law), such that Executive no longer has the title of, or serves or functions as, Chief Executive Officer of the Company;

(ii)a reduction by the Company in Executive’s Base Salary or Target Bonus opportunity as in effect from time to time;

(iii)failure of the Board to nominate Executive for election to the Board at an annual meeting of shareholders or, so long as the Parent remains a controlled company pursuant to New York Stock Exchange rules, failure of the Executive to have been elected by the shareholders to the Board at any time (in each case other than solely due to any future stock exchange rules or other legal requirement prohibiting Executive from being on the Board); or

(iv)the Company fails to obtain the written assumption of its obligations under this Agreement by a successor to the Company not later than the consummation of a merger, consolidation or sale of the Company; or

(v)relocation of the Executive’s primary work location by more than fifty (50) miles from its then current location; or

(vi)the Company’s material breach of the Company’s obligations under this Agreement.

The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the Executive first knows, or with the exercise of reasonable diligence would know, of the occurrence of such circumstances, and must actually terminate employment within thirty (30) days following the expiration of the Company’s cure period as set forth above.  Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(f)WITHOUT GOOD REASON.  Upon sixty (60) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

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7.CONSEQUENCES OF TERMINATION.

(a)DEATH.  In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i), 7(a)(iii) and 7(a)(iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)any unpaid Base Salary through the date of termination;

(ii)any Annual Bonus earned but unpaid with respect to a fiscal year ending on or preceding the date of termination, payable as provided in Section 4 hereof (without regard to any continued employment requirement);

(iii)reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iv)any accrued but unused vacation time in accordance with Company policy; and

(v)all other accrued and vested payments, benefits or fringe benefits to which the Executive is entitled in accordance with the terms and conditions of the applicable compensation or benefit plan, program or arrangement of the Company (collectively, Sections 7(a)(i) through 7(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)DISABILITY.  In the event that the Executive’s employment and/or Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits.

(c)TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.  If the Executive’s employment is terminated (x) by the Company for Cause, or (y) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Benefits (other than the benefit described in Section 7(a)(ii) hereof).

(d)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.  If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause, or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with the following:

(i)the Accrued Benefits;

(ii)a pro rata portion of the Executive’s Annual Bonus for the fiscal year in which the date of termination occurs, based on final, audited actual results for such fiscal year, and pro-rated based on the number of days the Executive was employed during such fiscal year, with any earned amounts to be payable at the same time that any Annual Bonus for such fiscal year would have been paid pursuant to Section 4(a);

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(iii)subject to the Executive’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, the Company shall continue to pay the Executive the Base Salary at the rate being paid at the termination date, for the earlier of twelve (12) months or until the executive secures other employment equal to or greater than his Base Salary at such time (the “Severance Period”), provided, however, that in the event that Executive obtains other employment which pays the Executive a base salary less than the Base Salary on the termination date, then the payments under this clause (iii) shall immediately become subject to offset by the amount of the base salary and guaranteed compensation, if any, from such other employment; and

(iv)if the Executive makes a timely election of continued health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will continue to pay the employer portion of the associated monthly premiums during the Severance Period, with Executive responsible to pay the associated employee portion of the monthly premium as directed by the Company in order to be covered by COBRA.   Effective the first day of the month following the last date of the Company COBRA subsidy period, Executive will become responsible to pay 100% of the COBRA premium to continue healthcare insurance for the remainder of the applicable COBRA period.  Notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 7(d)(iv) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

Notwithstanding the foregoing, to the extent that the payment of any amount under this Section 7 constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 21 hereof), any such payment scheduled to occur during the first sixty (60) days following such termination shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e)OTHER OBLIGATIONS.  Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity, including without limitation as a member of the Board.

(f)EXCLUSIVE REMEDY.  The amounts payable to the Executive following termination of employment and the Employment Term hereunder pursuant to Sections 6 and 7 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement, other than the Executive’s rights as an equity or security holder in the Company or its affiliates, which shall survive the Employment Term in accordance with the terms of the definitive documentation related thereto.

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(g)CODE SECTION 280G.  To the extent that any amount payable to the Executive hereunder, as well as any other “parachute payment,” as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable to the Executive in connection with the Executive’s employment by the Company, exceed the limitations of Section 280G of the Code such that an excise tax will be imposed under Section 4999 of the Code (the “Excise Tax”), then such payments shall be either (x) reduced to the minimum extent necessary to avoid application of the Excise Tax or (y) provided to the Executive in full, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.  In the event of a reduction in benefits hereunder, the reduction shall occur in the following order: (i) benefits valued as parachute payments, (ii) any cash severance based on a multiple of Base Salary or Annual Bonus, (iii) any other cash amounts payable to the Executive, and (iv) acceleration of vesting of any equity awards.

8.RELEASE; MITIGATION; SET-OFFS.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement in connection with the Executive’s termination of employment beyond the Accrued Benefits (other than the benefit described in Section 7(a)(ii) hereof) shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the form of Exhibit B attached hereto.  Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.  Except as otherwise expressly provided in Section 7 hereof, in no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be offset by any amount received by the Executive from any other source.  Subject to the provisions of Section 21(b)(v) hereof and the limitations of applicable wage laws, the Company’s obligations to pay the Executive amounts hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its affiliates.

9.RESTRICTIVE COVENANTS.

(a)CONFIDENTIALITY.  During the course of the Executive’s employment with the Company, the Executive will have access to Confidential Information.  For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors.  The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time

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thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for specified limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor).  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  Unless this Agreement is otherwise required to be disclosed under applicable law, rule or regulation, the terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Section 9 who, in each case, agree to keep such information confidential.  Notwithstanding anything herein to the contrary, nothing in this Section 9(a) will (x) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under any whistleblower protection provisions of state or federal law or regulation, or (y) require notification or prior approval by the Company of any reporting described in the foregoing clause (x).

(b)NONCOMPETITION.  The Executive acknowledges that (i) the Executive will continue to perform services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive has had and will have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such Confidential Information, and (iv) the Executive has generated and will generate goodwill for the Company and its affiliates in the course of the Executive’s employment.  Accordingly, during the Executive’s employment hereunder and for a period of twelve (12) months thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the contemporary apparel business, including without limitation the following brands: Theory, Helmut Lang, DVF, J Brand, James Perse, Joie and Rag and Bone.  Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its direct affiliates, so long as the Executive has no active participation in the business of such corporation.

(c)NONSOLICITATION; NONINTERFERENCE.  During the Executive’s employment with the Company and for a period of twelve (12) months thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder,

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directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company to change his, her or its business relationship with the Company (ii)  solicit, aid or induce any employee, representative or agent of the Company or any of its direct affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its direct affiliates and any of their respective vendors, joint venturers or licensors.  An employee, representative or agent shall be deemed covered by this Section 9(c) while so employed or retained and for a period of six (6) months thereafter.  Notwithstanding the foregoing, the provisions of this Section 9(c) shall not be violated by general advertising or solicitation not specifically targeted at Company-related persons or entities.

(d)NONDISPARAGEMENT.  Both during the Employment Term and at all times thereafter, regardless of the reason for termination, the Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, members, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)INVENTIONS.  (i)  The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Executive, solely or jointly with others, during the period of the Executive’s employment with the Company, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”).  The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company.  The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request.  The Executive will assign to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take

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all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company.  The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

(ii)In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions.  To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights.  The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(f)RETURN OF COMPANY PROPERTY.  On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).  The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.

(g)REASONABLENESS OF COVENANTS.  In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9.  The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining

12

other suitable employment during the period in which the Executive is bound by the restraints.  The Executive covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9, and that the Executive will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 9 if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if the Executive challenges the reasonableness or enforceability of any of the provisions of this Section 9.  It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 9.

(h)REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)TOLLING.  In the event of any violation of the provisions of this Section 9, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j)SURVIVAL OF PROVISIONS.  The obligations contained in Sections 9 and 10 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

10.COOPERATION.  In connection with any termination of the Executive’s employment with the Company, the Executive agrees to assist the Company, as reasonably requested by the Company, in its succession planning efforts to facilitate a smooth transition of the Executive’s job responsibilities to the Executive’s successor.  In addition, upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company.  The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its affiliates.  The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for

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all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 10.

11.EQUITABLE RELIEF AND OTHER REMEDIES.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.  In the event of a violation by the Executive of Section 9 or Section 10 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.

12.NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 12 or Section 7(a) hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company shall assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13.NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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If to the Executive:

At the address (or to the facsimile number) shown
in the books and records of the Company.

With a copy (which shall not constitute notice to the Company) to:
Thomas A. Hickey, Esq.
Gunster Yoakley Stewart P.A.
777 S. Flagler Drive, Suite 500E
West Palm Beach, FL  33401
Facsimile:  561-655-2314
Email:  thickey@gunster.com

If to the Company:

Vince, LLC

500 Fifth Avenue

New York, NY 10110

Attention:  Senior Vice President, Human Resources

Facsimile:

Email:

With a copy (which shall not constitute notice to the Company) to:

Vince, LLC

500 Fifth Avenue

New York, NY 10110

Attention:  General Counsel

Facsimile:

Email:

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15.SEVERABILITY.  The provisions of this Agreement shall be deemed severable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

16.COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.GOVERNING LAW; JURISDICTION.  This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law provisions thereof.  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably

15

and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Executive’s employment by the Company or any affiliate of the Company, or the Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 13 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.  Except as provided in Section 9(g) hereof, the parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses; provided, however, that if either the Executive or the Company or its affiliates prevail on all material issues involved in such dispute, the non-prevailing party shall reimburse the prevailing party for all costs (including reasonable attorneys’ fees) incurred in connection with such dispute.

18.MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto (if any) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof; provided that the restrictive covenants and other obligations contained in Section 9 are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded by or restricted by) any non-competition, non-solicitation, confidentiality or other restrictive covenants in any other current or future agreement unless reference is made to the specific provisions hereof which are intended to be superseded.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

19.REPRESENTATIONS.  The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not

16

subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.

20.LEGAL FEES.  The Company shall reimburse Executive for legal fees incurred in connection with the negotiation of this Agreement, provided that evidence of such fees shall be supplied to the Company and the amount of such reimbursement shall be capped at $15,000.

21.TAX MATTERS.

(a)WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)SECTION 409A COMPLIANCE.

(i)The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.  Executive agrees and acknowledges that the Company makes no representations with respect to the application of Code Section 409A and other tax consequences to any payments hereunder and, by entering into this Agreement, Executive agrees to accept the potential application of Code Section 409A and the other tax consequences of any payment made hereunder.

(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 21(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VINCE HOLDING CORP	VINCE LLC

By:/s/ David Stefko Name:David Stefko Title: Chief Financial Officer & Treasurer	By:/s/ David Stefko Name:David Stefko Title: Chief Financial Officer & Treasurer

EMPLOYEE

/s/ Brendan Hoffman

Signature

Employment Agreement Signature Page

EXHIBIT A

OPTION GRANT AGREEMENT

A-1

NONQUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO THE

VINCE HOLDING CORP. 2013 OMNIBUS INCENTIVE PLAN

*  *  *  *  *

Participant: Brendan L. Hoffman

Grant Date: October 22, 2015

Per Share Exercise Price:  $3.99

Number of Shares subject to this Option: 500,000

*  *  *  *  *

THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Vince Holding Corp., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Vince Holding Corp. 2013 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Non‑Qualified Stock Option provided for herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.Grant of Option.  The Company hereby grants to the Participant, as of the Grant Date specified above, a Non‑Qualified Stock Option (this “Option”) to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of shares of Common Stock specified above (the “Option Shares”).  Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to

A-2

provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason.  The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option unless and until the Participant has become the holder of record of such shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement.

3.Vesting and Exercise.

(a)Vesting.  Subject to the remaining provisions of Sections 3 hereof, the Option shall vest and become exercisable as follows, provided that the Participant has not incurred a Termination prior to each such vesting date:

Vesting Date	Number of Shares
First Anniversary of Grant Date	25%
Second Anniversary of Grant Date	25%
Third Anniversary of Grant Date	25%
Fourth Anniversary of Grant Date	25%

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date.  Upon expiration of the Option, the Option shall be cancelled and no longer exercisable.  Notwithstanding the foregoing, in the event that the Participant’s Termination by the Company without Cause or by the Participant for Good Reason (in each case, as defined and determined in accordance with the Participant’s Employment Agreement by and between the Participant and the Company dated on or about the date hereof (the “Employment Agreement”), and such Termination referred to herein as a “Qualifying Termination”), the Participant shall immediately vest in an additional number of Options equal to the product of (i) the number of Options that would have vested on the next scheduled vesting date had the Participant’s employment continued until such time and (ii) a fraction, the numerator of which is the number of calendar days that have elapsed since the most recent prior vesting date (or, in the event of the first year following the date hereof, the Grant Date) and the denominator of which is the total number of calendar days between the most recent prior vesting date (or, in the event of the first year following the date hereof, the Grant Date) and the next scheduled vesting date had the Participant’s employment continued until such time; provided, however, if such termination occurs following the six-month anniversary of the Grant Date and prior to the first anniversary of the Grant Date, the fraction shall be 1.0.

(b)Committee Discretion to Accelerate Vesting.  Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Option at any time and for any reason.

(c)Change in Control.  In the event of a Participant’s Qualifying Termination during the period beginning three (3) months prior to and ending twelve (12) month following a Change in Control, then the Option, to the extent unvested and outstanding as

A-3

of such Termination, shall become fully vested upon the occurrence of the later of such Termination or the Change in Control.

(d)Expiration.  Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, all portions of the Option (whether vested or not vested) shall expire and shall no longer be exercisable after the expiration of ten (10) years from the Grant Date.

4.Termination.  Subject to the terms of the Plan and this Agreement, the Option, to the extent vested at the time of the Participant’s Termination, shall remain exercisable as follows:

(a)Termination due to Death or Disability.  In the event of the Participant’s Termination by reason of death or Disability, the vested portion of the Option shall remain exercisable until the earlier of (i) one (1) year from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(d) hereof; provided, however, that in the case of a Termination due to Disability, if the Participant dies within such one (1) year exercise period, any unexercised Option held by the Participant shall thereafter be exercisable by the legal representative of the Participant’s estate, to the extent to which it was exercisable at the time of death, for a period of one (1) year from the date of death, but in no event beyond the expiration of the stated term of the Option pursuant to Section 3(d) hereof.

(b)Qualifying Terminations.  In the event of a Qualifying Termination, the vested portion of the Option shall remain exercisable until the earlier of (i) one hundred eighty (180) days from the date of such Termination, provided, however, any day during such one hundred eighty (180) day period that occurs during a “black out period” under the Company’s Security Trading Policy which would be applicable to the Participant if the Participant remained an employee of the Company, shall not be counted for purposes of calculating such one hundred eighty (180) day period and (ii) the expiration of the stated term of the Option pursuant to Section 3(d) hereof.

(c)Voluntary Resignation.  In the event of the Participant’s voluntary Termination (other than a voluntary Termination described in Section 4(d) hereof), the vested portion of the Option shall remain exercisable until the earlier of (i) thirty (30) days from the date of such Termination, provided, however, any day during such thirty (30) day period that occurs during a “black out period” under the Company’s Security Trading Policy which would be applicable to the Participant if the Participant remained an employee of the Company, shall not be counted for purposes of calculating such 30 day period and (ii) the expiration of the stated term of the Option pursuant to Section 3(d) hereof.

(d)Termination for Cause.  Unless otherwise determined by the Committee, in the event of the Participant’s Termination for Cause or in the event of the Participant’s voluntary Termination (as provided in Section 4(c) hereof) after an event that would be grounds for a Termination for Cause, the Participant’s entire Option (whether or not vested) shall terminate and expire upon such Termination.

A-4

(e)Treatment of Unvested Options upon Termination.  Any portion of the Option that is not vested as of the date of the Participant’s Termination for any reason shall terminate and expire as of the date of such Termination, after taking into account any accelerated vesting provided herein; provided, however that in the event of a Qualifying Termination that occurs prior to a Change in Control, any unvested Options that remain outstanding as of the Qualifying Termination (after taking into account any accelerated vesting provided herein) shall remain outstanding for the three (3) month period following such Qualifying Termination, and shall have the opportunity to vest if and only if a Change in Control occurs during such period and that accelerates the vesting of such Options pursuant to Section 3(c).    In the event that a Change in Control occurs during such three (3) month period, any Options that vest upon such a Change in Control shall expire at the time provided in Section 4(b).  In the event that a Change in Control does not occur within such three (3) month period, the unvested Options shall immediately expire upon the end such period.

5.Method of Exercise and Payment.  Subject to Section 8 hereof, to the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Sections 6.4(c) and 6.4(d) of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee and payment in full of the Per Share Exercise Price specified above multiplied by the number of shares of Common Stock underlying the portion of the Option exercised.  Notwithstanding the foregoing, the payment of the Per Share Exercise Price may be made at the election of the Participant either (i) through a “broker-dealer assisted” exercise procedure, to the extent permitted by applicable law, whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the Per Share Exercise Price or (ii) through having the Company withhold shares of Common Stock issuable upon exercise of the Option based on the Fair Market Value of the Common Stock on the payment date.

6.Non-Transferability.  The Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution.  Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the Option to be Transferred to a Family Member for no value, provided that such Transfer shall only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such Transfer and the transferee’s acceptance thereof signed by the Participant and the transferee, and provided, further, that the Option may not be subsequently Transferred other than by will or by the laws of descent and distribution or to another Family Member (as permitted by the Committee in its sole discretion) in accordance with the terms of the Plan and this Agreement, and shall remain subject to the terms of the Plan and this Agreement.  Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

A-5

7.Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8.Withholding of Tax.  The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Option and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement.  Any minimum statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable upon exercise of the Option.

9.Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

10.Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

11.No Right to Employment.  Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

12.Transfer of Personal Data.  The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Option awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Participant.

13.Compliance with Laws.  The issuance of the Option (and the Option Shares upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation

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applicable thereto.  The Company shall not be obligated to issue the Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

14.Section 409A.  Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

15.Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

16.Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

18.Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

19.Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

20.Acquired Rights.  The Participant acknowledges and agrees that:  (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VINCE HOLDING CORP.

By:	/s/ David Stefko
Name:	David Stefko
Title:	Chief Financial Officer & Treasurer

PARTICIPANT

/s/ Brendan Hoffman
Name:	Brendan Hoffman

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EXHIBIT B

GENERAL RELEASE

I, Brendan L. Hoffman, in consideration of and subject to the performance by VINCE, LLC (together with its parent and subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of October 22, 2015 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective parent, affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”).  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.I understand that any payments or benefits paid or granted to me under Section 7 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive certain of the payments and benefits specified in Section 7 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993;

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the Worker Adjustment Retraining and Notification Act; the Executive Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this Release.

3.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, as provided under Section 5(d) of the Agreement, or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.

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I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.I agree that, except to the extent that disclosure is otherwise required by applicable law, rule or regulation, this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.Any non‑disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self‑regulatory organization or any governmental entity.

11.I and the Company hereby acknowledge that Section 5(d), Sections 7 through 13, 15, 17, and 18 through 21 of the Agreement shall survive my execution of this General Release.

12.I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 1 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

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2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
5.

I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]‑DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:DATED:Executive’s Signature

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